Contact Gold Corp.

(an exploration-stage company)

Management's Discussion and Analysis

For the nine months ended September 30, 2021

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated November 18, 2021, and provides an analysis of, and should be read in conjunction with the accompanying financial statements as at and for the three- and nine-months ended September 30, 2021, and 2020, and as at January 1, 2020, and related notes thereto (together, the "Interim Financial Statements"), and other corporate filings, including the Annual Information Form, prepared by Contact Gold Corp. (the "Company", or "Contact Gold") for the year ended December 31, 2020, dated March 19, 2021 (the "AIF"), each of which is available under the Company's profile on SEDAR at www.sedar.com.

Note Regarding Forward Looking Statements

This MD&A contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") reflecting our current expectations, and projections about the Company's future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this MD&A. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.  In this MD&A, forward-looking statements relate, among other things, to the anticipated closing of the Offering and receipt of approvals thereof,  the anticipated exploration activities or planned expenditures of the Company on the Contact Properties, receipt of necessary permits or approvals, the ability to undertake equity financing or other means to raise capital to pursue the Company's exploration plans or other corporate objectives, and the timing and settlement of the Company's current obligations.

In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this MD&A will in fact occur. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.  Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of risks and uncertainties, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", and elsewhere in the AIF.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of the MD&A. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this MD&A to "we", "us", "our", or "the Company", refer to Contact Gold Corp.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at September 30, 2021, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7849 (USD 0.7854 at December 31, 2020; and USD 0.7699 at January 1, 2020).

Overview

Originally incorporated as Winwell Ventures Inc. ("Winwell") under the Business Corporations Act (Yukon) on May 26, 2000, Contact Gold was continued under the laws of the State of Nevada on June 7, 2017 as part of a series of transactions that included a reverse acquisition of Carlin Opportunities Inc. ("Carlin"), a private British Columbia ("B.C.") company (the "RTO Transaction"), and the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), a Nevada limited liability company holding a portfolio of gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties") in the State of Nevada (the "Clover Acquisition").

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017. The Company's common shares were listed for trading on the OTCQB, under the symbol "CGOL", on May 19, 2020.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company maintains a head office at 1050-400 Burrard St., Vancouver, B.C., Canada.

Repatriation Transaction

On June 4, 2021, the Company completed an internal reorganization designed to redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of B.C. (the "Repatriation Transaction").

The Repatriation Transaction included:

a) the completion of a plan of conversion (the "Conversion") to continue into B.C. (the "Continuation"), and

b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders, and 1299311 B.C. Ltd., a newly-incorporated and wholly-owned subsidiary ("BC Amalco"), which among other things, included the vertical amalgamation between the re-domiciled Contact Gold Corp. and BC Amalco (the "Amalgamation").

Pursuant to the Repatriation Transaction, Contact Gold shareholders received or shall be entitled to receive, for every one share of common stock of Nevada-incorporated Contact Gold ("old Common Stock"), one common share of the now British Columbia incorporated Contact Gold Corp. (a "Contact Share"). Pursuant to the Arrangement, shares of the old Common Stock were de-listed from the TSXV, and the Contact Shares were listed and posted for trading on the TSXV effective as of market open on June 9, 2021, with no change to the Company's ticker symbol (TSXV: C).

Change of Accounting Policies

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451), issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), in order to streamline regulatorily-required reporting obligations as an entity incorporated in the United States, the Company was granted an exemption from the Canadian securities commissions in each jurisdiction where the Company is a reporting issuer (the "Commissions") from having to prepare its consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Pursuant to the Order, the Company was permitted to file its consolidated financial statements in accordance with United States Generally Accepted Auditing Principles ("US GAAP"), and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board. The first annual period of which the Company reported using US GAAP was for, and as at, the year ended December 31, 2019. The exemptive relief provided under the Order was conditional on the Company meeting certain conditions and requirements, including, among other things, a requirement for the Company to be incorporated under the laws of a jurisdiction in the United States (meeting the definition of a U.S. domestic entity).  Pursuant to having completed the Continuance, the exemption under the Order is no longer available to the Company, and accordingly, Contact Gold has reverted to preparing and reporting its consolidated financial statements pursuant to IFRS.

Prior to receipt of the Order the Company had prepared its financial statements in accordance with IFRS.  For ease of transition, the Company has elected not to adopt IFRS 1, First-time Adoption of IFRS ("IFRS 1"), and with reference to IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), has instead applied IFRS retrospectively as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company has elected to change all of its accounting policies to comply with IFRS.

Financial information filed under the Company's issuer profile on SEDAR for the years ended December 31, 2019 and December 31, 2020, and for each of the interim periods for the year 2020, and the three-months ended March 31, 2021, inclusive were prepared in accordance with US GAAP. IFRS differs in some respects from US GAAP and thus may not be comparable to those previously filed financial statements.

A discussion concerning the re-adoption of IFRS and transition from US GAAP is included in this MD&A, under heading "Re-adoption of IFRS and reclassification of comparative periods".

Recent Developments

  On October 18, 2021, the Company announced a non-brokered private placement financing of up to 60,000,000 units (each comprising a common share and a ½ common share purchase warrant)("PP Units") at a price of $0.05 per PP Unit for gross proceeds of up to $3,000,000 (the "2021 Private Placement").
  Announced the discovery of gold mineralization at the Pilot Shale / Guilmette Limestone contact beneath the historic Mine Trend at Green Springs providing proof of concept of Alligator Ridge style of mineralization within a "stacked" host horizon in the lower Chainman shale.
  Made two new oxide gold discoveries at Green Springs, providing a blueprint for an expansion opportunity at the property:
    Tango - Located in the northern portion of the property; represents a step out of over 500 metres from the next closest drill holes at the Alpha Zone, and remains open for expansion, particularly to the south and west
    X-Ray - Sits midway between the northern end of the Mine Trend and the Alpha Zone, and bridges a gap with no prior drilling of over 500 metres between these zones

Mineral Properties

Contact Gold is focused on advancing the "Green Springs", and "Pony Creek" gold projects in Nevada, both of which host extensive and robust Carlin Type gold systems.

The Green Springs gold project is located near the southern end of the Cortez Trend of Carlin-type gold deposits in Nevada, east of Fiore Gold's Pan Mine and Gold Rock deposit, and south of Waterton's Mount Hamilton deposit. The Green Springs property is 18.5 km2, encompassing 3 shallow past-producing open pits and numerous targets that were not mined.

The Pony Creek project is strategically located immediately south of the South Railroad project ("South Railroad") operated by Gold Standard Ventures ("GSV"), on the Southern Carlin Trend, and totals 81.7 km2 underpinned by an extensive Carlin-type gold system.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid, and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold", subsequently acquired by Gold Royalty Corp.), whereby Clover shall have an option to purchase a 100% interest in Green Springs.  The addition of Green Springs provided the Company with another advanced exploration property hosting a Carlin-type gold system.

Green Springs is located at the southern end of Nevada's Cortez Trend, 60 km southwest of the historic mining centre of Ely, Nevada, in a region hosting numerous producing and past-producing Carlin-type gold deposits. Green Springs is approximately 10 km south of the Mt. Hamilton gold deposit held by Waterton Nevada Splitter, LLC ("Waterton Nevada"), 20 km southeast of the producing Pan Mine operated by Fiore Gold Ltd. ("Fiore"), and 10 km east of Fiore's Gold Rock deposit. Other deposits/past producers in the region include Illipah (Fiore), and Griffon (Fremont Gold). The Bald Mountain mine complex, operated by Kinross Gold, is located 45 km to the north of Green Springs.

Exploration at Green Springs is subject to a valid Plan of Operations to perform exploration, allowing up to 75 acres of disturbance which will permit several large drill programs to test multiple targets within the Plan of Operations area.

Contact Gold issued 2,000,000 Contact Shares and paid USD 25,000 ($32,855) in cash to Ely Gold to secure the Green Springs property in 2019. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees (as defined in this MD&A).  On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the USD 50,000 first anniversary payment due under the Green Spring Option agreement.  The June 23, 2021, second anniversary payment was paid in cash (USD 50,000).  A further USD 50,000 is due on the third anniversary, and a final USD 100,000 is due on the fourth anniversary of the agreement to satisfy the Green Springs Option.  Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.

Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other (payable in June of each year) requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5% based on underlying agreements.

An estimate for reclamation costs of $80,977 (December 31, 2020: $80,920, and January 1, 2020: $-nil) is included in the value of Green Springs.

To date, the Company has drilled multiple targets/zones at Green Springs, including: "Alpha", "Bravo", "Charlie", "Delta", "Echo", "Golf", and "Zulu", collectively the "Mine Trend".

The Mine Trend encompasses a total length of over 3 km.  Contact Gold led drilling and exploration has been designed to test the under-explored but known zones of Chainman and Pilot Shale beneath the 3 km Mine Trend, as well as greenfields targets to the east and north of the Mine Trend.

The Company completed 7,511 metres of drilling in the first phase of its 2021 reverse circulation ("RC") drill program in the nine-months ended September 30, 2021.  Through this first phase the Company made two new gold discoveries (Tango, and X-Ray), providing validation of the geologic potential of the property with oxide gold grades in multiple zones higher than many open pit oxide gold operations in Nevada.  The Company also confirmed a significant exploration thesis with the discovery of a significant thickness and grade of gold mineralization in the Pilot Shale beneath the Mine Trend demonstrating the existence of stacked host horizons, opening up the rest of the Mine Trend for further discoveries in undrilled areas.

Assay results to date indicate that gold mineralization in all zones are well oxidized; with most intervals along the Mine Trend averaging between 85-95% gold recovery in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values. At Alpha, the average gold recovery is more variable, and for all intervals ranged from 6% to 96%.

Surface work, including soil and rock sampling, and geologic mapping, is underway at Green Springs on multiple targets in advance of the second phase of drilling.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items for each respective period, are as follows:

	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Drilling, assaying & geochemistry	$1,022,170	$519,038
Geological contractors/consultants & related crew care costs	525,502	124,884
Wages and salaries, including non-cash share-based compensation	433,291	221,123
Amortization of Claims Maintenance fees	123,119	123,427
Permitting and environmental monitoring	109,570	1,138
Expenditures for the period	$2,213,652	$989,610
Cumulative balance	$5,321,515	$1,454,918
Drill metres completed	7,511	-nil

Additional information about Green Springs is summarized in a technical report prepared in accordance with NI 43-101, entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" (the "Green Springs Technical Report"), prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G., and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

b) Pony Creek

The Pony Creek gold property ("Pony Creek") is located within the Pinion Range, in western Elko County, Nevada, south of GSV's South Railroad project.  The Pony Creek property encompasses approximately 82 km2 in the southern portion of Nevada's Carlin gold trend; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby South Railroad project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).  The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.

The receipt of an approved Plan of Operations permit in June 2020 was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur zone.  The Bowl Zone remains open for further expansion to the north, south and west.

An estimate for reclamation costs of $60,809 (December 31, 2020: $60,766, and January 1, 2020: $-nil) is included in the value of Pony Creek.

There is a 3% net smelter returns ("NSR") royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Pony Creek also includes the claim packages formerly known as Lumps, Umps, and East Bailey, which the Company acquired for 250,000 Contact Shares valued at $112,500 on February 6, 2018. There are NSR royalties of 2% and 3% on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1% increment, prior to September 2030.  Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000. The next payment (USD 30,000) is due in September 2022.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items for each respective period, are as follows:

	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Amortization of Claims Maintenance fees	$202,717	$214,050
Permitting and environmental monitoring	14,150	25,545
Geological contractors/consultants & related crew care costs	9,910	49,135
Drilling, assaying & geochemistry	7,580	637
Wages and salaries, including non-cash share-based compensation	7,062	132,898
Expenditures for the period	$241,419	$422,265
Cumulative balance	$10,755,393	$10,451,541

Additional information about Pony Creek is summarized in the Technical Report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA" (the "Technical Report"), prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek"). The Company consolidated its interest on November 7, 2017, by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover subsequently agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed an amount of USD 65,569 ($85,320) for certain claims-related holding costs. The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD 50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 for that year, in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).  Fremont made the second anniversary payment to the Company in September 2021.

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was $288,537.  The value of the consideration received and receivable to date has been applied against the property's carrying value. The reimbursement of claims-related fees was applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont (i) must keep all claims in good standing, (ii) make the annual payments to the Cobb Counterparty, and (iii) remit the following remaining consideration to the Company:

Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

Upon completion of the farm-out, Fremont will award to Clover a 2% NSR on Cobb Creek.

d) South Carlin Projects: Dixie Flats & North Star

The Company's "South Carlin Projects" include the North Star property and the Dixie Flats property. The North Star property is located approximately eight km north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Sandstorm holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties (the "South Carlin and Woodruff Option"), subject to a 0.25% NSR royalty on the Dixie Flats Claims, in addition to those payable to the Sandstorm affiliate.  The Company received USD 20,000 and a reimbursement of Claims Maintenance fees of USD 31,417 upon execution of the agreement.  To maintain the option in good standing, the Optionor must make the following payments:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in each of the Dixie Flats, North Star, and Woodruff properties, subject to the NSRs.

If the Optionor should sub-option any or all of Dixie Flats, North Star, and Woodruff to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"), that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.  On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company.

Pursuant to the Company's assessment of the value of the South Carlin Projects, at December 31, 2020, the Company wrote-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888.  The value of the Woodruff property had been fully written-down in prior period further to a determination in that year to abandon the mineral claims, and was determined to hold $nil value in the South Carlin and Woodruff Agreement.

e) Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.

Selected Financial Information

Management is responsible for, and the Board approved, the Interim Financial Statements.  Except as noted, we followed the significant accounting policies presented in Note 3 of the Interim Financial Statements consistently throughout all periods summarized in this MD&A (see also discussion concerning the re-adoption of IFRS and transition from US GAAP included in this MD&A, under heading "Re-adoption of IFRS and reclassification of comparative periods").

Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Selected Statement of Loss and Comprehensive Loss Data

The following table and discussion provide selected financial information from, and should be read in conjunction with, the Interim Financial Statements.

Statements of Loss and Comprehensive Loss	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Loss before income taxes	$4,628,841	$8,581,051
Tax recovery	-	-
Other comprehensive (gain) loss	63,229	(1,008,182)
Comprehensive loss	$4,692,070	$7,572,869

Discussion of Operations

Three- and nine-month periods ended September 30, 2021, and 2020

Contact Gold incurred a comprehensive loss for the nine months ended September 30, 2021, of $4,628,841 (nine months ended September 30, 2020: $8,581,051).  Other comprehensive loss in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended
	September 30, 2021	September 30, 2020
Drilling, assaying & geochemistry	$1,029,750	$519,676
Geological contractors/consultants & related crew care costs	535,737	175,496
Wages and salaries, including share-based compensation	443,503	369,371
Amortization of Claims Maintenance fees	352,666	413,801
Permitting and environmental monitoring	124,921	26,683
Expenditures for the period	$2,486,577	$1,505,027
Cumulative balance	$17,501,111	$13,253,783

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Nine months ended
	September 30, 2021	September 30, 2020
Green Springs	$2,213,652	$989,610
Pony Creek	241,419	422,265
South Carlin Projects	1,201	48,239
Cobb Creek	42	1,381
Portfolio properties	30,263	43,532
Expenditures for the period	$2,486,577	$1,505,027
Cumulative balance	$17,501,111	$13,253,783

Preferred Stock

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 shares of preferred stock ("Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The Company bifurcated the value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions, and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  Each period the statements of loss and comprehensive loss include the impact of a revaluation of these Embedded Derivatives based on a considerable amount of judgment from management.

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton Nevada, and (ii) closing a $13.54 million private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

On Redemption the host was valued at $14,930,301, resulting in a non-cash loss recorded to the statement of loss and comprehensive loss for the year ended December 31, 2020, of $3,605,230; the fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $nil. Accordingly, there are no related values reflected for the periods ended September 30, 2021. The non-cash accretion of the "host" value for the comparative nine months period ended September 30, 2020, was $1,956,008.  The non-cash foreign exchange impact recognized on the "host" for the comparative nine months period ended September 30, 2020, was a loss of $362,185.  During the nine months ended September 30, 2020, the Company also recognised a gain of $634,417 on the change in fair value of the Embedded Derivatives.

Wages and salaries of $287,392 and $860,849 for the three and nine months ended September 30, 2021 (2020 comparative periods: $303,772 and $956,109, respectively) reflects amounts earned by officers and employees of the Company not directly attributable to exploration.  A non-cash expense of $40,000 and $137,500 is also included related to the award of DSUs during the three and nine months ended September 30, 2021 (three and nine months ended September 30, 2020: $48,750 and $137,500, respectively). The value of wages and salaries recognized to the statement of loss and comprehensive loss may vary from period-to-period depending upon the level of activity underway at the Contact Properties, as such value is attributed to exploration and evaluation, and presented separately.

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the three and nine months ended September 30, 2021, is $53,743 and $282,805 (2020 comparative periods: $58,619 and $211,668, respectively).  An additional amount of $19,334 and $93,661, respectively, was charged to exploration and evaluation expenditures for the three- and nine-months ended September 30, 2021 (2020 comparative periods: $10,103 and $47,156).

Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the period.  The remaining average contractual life of Options outstanding is 2.73 years.  In determining the fair market value of stock-based compensation awarded, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether any of Options, DSUs, or RSUs are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the three and nine months ended September 30, 2021 of $91,744 and $609,449 (2020 comparative periods: $51,257 and $277,698, respectively) reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's (previous) legal status as a U.S. incorporated entity listed on the TSXV.  Through the nine months ended September 30, 2021 professional, legal and advisory fees also included costs relating to the Repatriation.  Following completion of the Repatriation such costs dropped significantly.  Although costs incurred for the September 2020 financing are included as part of equity, certain non-recurring expenses were incurred in the comparative period of 2020 to prepare for that financing.

Investor relations, promotion, and advertising expenses of $29,239 and $152,914 for the three and nice months ended September 30, 2021 (2020 comparative periods: $53,482 and $137,419, respectively), include marketing activities (including related travel costs in early 2020), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2021 have begun to increase compared to those in 2020 with the resumption of some in-person marketing activities, and a shift in focus to a more internet-based effort.

Administrative, office, and general expenses of $76,974 and $206,454 for the three and nine months ended September 30, 2021 (2020 comparative periods: $51,154 and $192,394, respectively), includes head office-related costs, ongoing listing and filing fees, banking charges, and other general administrative costs.  Expenses in 2021 are generally lower as reflection of the changes made to adapt to the coronavirus COVID-19 ("COVID-19")-related environment.

Foreign exchange expense during the three and nine months ended September 30, 2021, is a gain of $17,368 and a loss of $23,284, respectively (2020 comparative periods: gain of $269,395, and loss of $361,660).  The comparative periods reflect primarily the impact of the rate of USD exchange on the value of the Preferred Shares, which were redeemed and extinguished in Q3 2020, net of a gain on the revaluation of our USD-denominated cash balance at period end.  Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Canada	$2,084,655	$6,907,422
United States	2,544,186	1,673,629
	$4,628,841	$8,581,051

Summary of Quarterly Results and Fourth Quarter

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared in accordance with IFRS by management.

Period	Revenues $	Net loss for the period $	Net loss per Contact Share for the period $
Three months ended September 30, 2021	- nil	988,701	0.00
Three months ended June 30, 2021	- nil	1,931,027	0.01
Three months ended March 31, 2021	- nil	1,709,113	0.01
Three months ended June 30, 2020	- nil	9,133,094	0.04
Three months ended September 30, 2020	- nil	5,186,995	0.05
Three months ended June 30, 2020	- nil	692,049	0.01
Three months ended March 31, 2020	- nil	2,702,007	0.04
Three months ended December 31, 2019	- nil	1,772,760	0.02

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment expenses, tax recoveries, and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates and foreign exchange impacts on the Preferred Shares prior to the Redemption gives rise to significant variability in comparative periods.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

The Company's loss for the third quarter of 2021 reflects (i) exploration and evaluation expenditures of $464,068; (ii) wages and salaries of $287,392; (iii) Professional and legal fees of $91,744, (iv) non-cash stock-based compensation of $53,743; and (v) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $807,639 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the second quarter of 2021 reflects (i) exploration and evaluation expenditures of $1,103,272; (ii) Professional and legal fees of $316,031, generally arising in connection with the Repatriation; (iii) wages and salaries of $289,606; (iv) stock-based compensation of $74,147; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $370,583 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the first quarter of 2021 reflects (i) exploration and evaluation expenditures of $919,237; (ii) wages and salaries of $283,851; (iii) stock-based compensation of $154,915; and (iv) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $435,285 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties

The Company's loss for the fourth quarter of 2020 reflects (i) non-cash impairment charge of $6,962,863; (ii) exploration and evaluation expenditures of $1,760,751; (iii) wages and salaries of $317,073; (iv) professional and legal fees of $246,351; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $1,625,439 in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the third quarter of 2020 reflects (i) $3,605,230 non-cash loss arising on the Redemption; (ii) exploration and evaluation expenditures of $831,536; (iii) the non-cash accretion of the host amount of the Preferred Shares of $682,467; (iv) wages and salaries of $303,772; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $801,076 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the second quarter of 2020 reflects (i) foreign exchange gain of $560,956 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (ii) the non-cash accretion of the host amount of the Preferred Shares of $651,536; (iii) wages and salaries of $337,711; (iv) exploration and evaluation expenditures of $333,299; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $1,572,766 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the first quarter of 2020 reflects (i) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (ii) the non-cash accretion of the host amount of the Preferred Shares of $622,005, (iii) exploration and evaluation expenditures of $340,192; (iv) wages and salaries of $314,626; and (v) general office & administrative costs, investor relations and other administration costs. The Company also recognized $3,370,774 in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the fourth quarter of 2019 reflects (i) exploration and evaluation expenditures of $657,423; (ii) the non-cash accretion of the host amount of the Preferred Shares of $593,814; (iii) wages and salaries of $560,472; and (iv) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $704,170 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties.

Financial Position

The following financial data and discussion is derived from the Interim Financial Statements.

	September 30, 2021	December 31, 2020
Current Assets	$1,135,603	$5,162,944
Total Assets	$30,385,649	$34,543,579
Total Current Liabilities	$428,730	$412,498
Total Liabilities	$601,867	$581,693
Shareholders' Equity	$29,783,782	$33,961,886
Number of Contact Shares outstanding	241,282,072	240,757,892
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	$(0.02)	$(0.14)

Assets

The decrease in total assets reflects (i) a $4.04 million decrease in the balance of cash and cash equivalents, net of ongoing expenditures for continued exploration and general corporate activities, and (ii) the increase of prepaids and deposits as compared to amounts held as at December 31, 2020.

The Contact Properties, and changes to the reported values thereto, include:

	Green Springs	Pony Creek	Cobb Creek	South Carlin Projects	Portfolio properties	Total
	$	$	$	$	$	$
December 31, 2019	438,575	26,614,273	195,426	4,015,388	5,182,150	36,445,812
Additions	147,880	60,766	-	-	-	208,646
Recovery from earn-in	-	-	(170,989)	-	(32,678)	(203,667)
Impairments	-	-	-	(3,198,198)	(3,404,467)	(6,602,665)
Foreign Exchange	(11,945)	(524,581)	2,919	(79,146)	(12,995)	(625,748)
December 31, 2020	574,510	26,150,458	27,356	738,044	1,732,010	29,222,378
Additions	61,970	-	-	-	-	61,970
Recovery from earn-in	-	-	(25,324)	(25,432)	(31,507)	(82,263)
Foreign Exchange	2,141	18,487	(140)	473	878	21,839
September 30, 2021	638,621	26,168,945	1,892	713,085	1,701,381	29,223,924

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-$ foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

Liabilities

Current liabilities as at September 30, 2021 comprises payables and accrued liabilities of $391,424 (December 31, 2020: $379,765), other current liabilities of $37,306 (December 31, 2020: $32,733) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

During the year ended December 31, 2020, the Company recognised a reclamation obligation of $141,686 (USD 111,283) relating to disturbance at the Pony Creek and Green Springs.  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities, and is unchanged, save for the impact of foreign exchange as $141,786 (USD 111,283) at September 30, 2021.

Pursuant to the Redemption, the balance of liabilities at September 30, 2021 and at December 31, 2020 relating to the values of the "host" and the Embedded Derivatives that comprise the Preferred Shares are $nil.

Liquidity and Capital Resources

Going Concern, Capital Management and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this MD&A, the Company has approximately $0.44 million available in cash, and working capital of approximately $0.51 million  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

In March 2020 the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to mutate and spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.  As of the date of this MD&A, management don't believe that COVID-19 has had a negative impact on the Company's ability to access and explore its mineral property interests, but are aware that it may impact the Company's ability to raise money, or explore its properties should travel restrictions be extended, or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak, or its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, and is, as of the date of this MD&A, raising capital pursuant to the 2021 Private Placement, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that the Interim Financial Statements are issued.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, most frequently through the sale of Contact Shares. The Company acknowledges that satisfaction of its capital requirements and completion of its planned exploration program into 2022, will require additional funding, likely by way of a capital raise.  There is no guarantee that any contemplated transaction will be concluded. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in the AIF, under the heading "Risk Factors", and in this MD&A under heading, "Known Trends and Uncertainties".  In particular, the Company's access to capital and its liquidity may be impacted by global macroeconomic trends, the significant global impacts from COVID-19, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Contractual Obligations

In addition to the option payments for Green Springs, and consideration payable for Cobb Creek described in this MD&A under "Mineral Properties", we have obligations in connection with certain of our mineral property interests that require payments to be made to government entities, and/or underlying land or mineral interest owners. Our property obligations, however, are eliminated should we choose to no longer invest funds exploring the particular property.

Outstanding Securities

There were 241,282,072 Contact Shares and 53,550,125 share purchase warrants issued and outstanding as at September 30, 2021 and as at the date of this MD&A (240,757,892 and 53,550,125, respectively, at December 31, 2020).

Recent financings and issuances of Contact Shares

A. On March 10, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 54,215 Contact Shares.

B. On March 31, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 25,520 Contact Shares.

C. On June 24, 2021, pursuant to the exercise of DSUs by a director following his retirement from the Board, the Company issued an aggregate of 444,445 Contact Shares.

On October 18, 2021, the Company announced the planned issuance of up to 60,000,000 PP Units pursuant to the 2021 Private Placement.  Each PP Unit consists of one Common Share and one half of one Common Share purchase warrant (each whole Common Share purchase warrant, a "2021 PP Warrant"), with each 2021 PP Warrant entitling the holder to purchase an additional Common Share at a price of $0.075 per share for a period of 24 months from the closing date.  In the event that at any time between four months and one day following the closing date and the warrant expiry date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date by giving notice to the holders thereof and in such case the 2021 PP Warrants will expire on the 30th day after the date such notice is provided.

The 2021 Private Placement is subject to regulatory approval and customary closing conditions. There can be no assurance that the 2021 Private Placement will be completed as proposed or at all.

Restrictions and obligations relating to Contact Shares

So long as Waterton Nevada, or an affiliate thereof, holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

Waterton Nevada elected not to exercise its participation right with respect to the 2021 Fall PP.

Stock-based compensation

i) Stock Options

As at September 30, 2021, there were 10,945,000 (December 31, 2020: 11,532,500) Options outstanding to purchase Contact Shares, of which 6,038,833 had vested (December 31, 2020: 3,756,666).  As at the date of this MD&A, there are 10,945,000 Options outstanding to purchase Contact Shares, of which 6,038,833 had vested. The remaining average contractual life of Options outstanding as of the date of this MD&A is 2.70 years.

ii) Deferred Share Units

Directors' fees are paid quarterly; and beginning in July 2019 the Company changed the form of remuneration payable to the independent directors to DSUs, rather than cash. The Company awarded 1,355,852 DSUs to certain directors during the nine months ended September 30, 2021 (year ended December 31, 2020: 1,027,231).  A further 727,270 DSUs were awarded subsequent to period end to these same directors.  As noted in this MD&A, 444,445 DSUs were exercised on June 24, 2021.

DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

As at September 30, 2021, the Company had awarded 561,710 RSUs (December 31, 2020: 561,710), of which 481,975 were outstanding at the date of this MD&A.

RSUs granted under the Contact Gold Restricted Share Unit Plan, generally vest annually in thirds, and have expiration dates at the end of the calendar year in which the final tranche vests.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive (loss) income ("FVOCI"), or at amortized cost. The Company determines the classification of financial assets at initial recognition.  The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.  Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL.  For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives), or the Company has opted to measure them at FVTPL.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.  In general, fair values determined by "Level 1" inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by "Level 2" inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by "Level 3" inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset.

The Company's financial assets and liabilities are comprised of:

i. Cash and Cash Equivalents: Cash and cash equivalents comprise cash on hand, and deposits in banks that are readily convertible into a known amount of cash, or with an initial maturity of 90 days or fewer. Cash and cash equivalents are classified as subsequently measured at amortized cost.

ii. Loans and Receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Contact Gold's loans and receivables are comprised of 'Receivables' and 'Deposits', and are classified respectively as appropriate in current or non-current assets according to their nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost. Trade receivables are recorded net of lifetime expected credit losses.

iii. Other Financial Assets: Other financial assets consist of investments in marketable equity securities of publicly traded entities which are classified as subsequently measured at fair value through profit or loss. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. Fair values are determined by reference to quoted market prices at the balance sheet date. Changes in fair value are recognized in the statement of loss.

iv. Other Financial Liabilities: Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the Cobb Creek obligation (Level 3), and in comparative periods (prior to Redemption) the 'host' instrument of the Preferred Shares. Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. One USD 30,000 payment of the Cobb Creek obligation is due in November 2021.

v. Embedded Derivatives: The Embedded Derivatives were classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs. Owing to the requirement that they be fair valued each period, there was no separate recognition of the Company's credit risk.

vi. Expected Credit Losses: Contact Gold applies the simplified approach provided in IFRS 9, Financial Instruments to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. However, gains and losses on derecognition of financial assets classified as FVOCI remain within the accumulated other comprehensive income (loss).

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. As at September 30, 2021, the Company's financial instruments consist of cash, receivables, marketable securities and accounts payable and accrued liabilities. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Consolidated Financial Statements.

The Cobb Creek Obligation are considered to Level 3 type financial liabilities, determined by observable data points, in particular the Company's share price, and for certain of these financial instruments, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. As at September 30, 2021, the balance of cash held on deposit was $0.71 million (December 31, 2020: $4.75 million).  The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Market Risk - Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar at September 30, 2021 would have resulted in a $4,291 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS, and in particular the Re-adoption of IFRS in the current period, requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. For a detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to disclosures in the Interim Financial Statements.  See also, in this MD&A under heading, "Re-adoption of IFRS and reclassification of comparative periods".

In accordance with IFRS 1, an entity's estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous accounting framework and policies, unless there is objective evidence that those estimates were in error.  In the Company's case with Re-adoption, all estimates are consistent with its US GAAP estimates for the same date.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Re-adoption of IFRS and reclassification of comparative periods

As noted in this MD&A, the Company has changed its accounting policies for the current reporting period, with the Re-adoption and retrospective application of IFRS.  The Company's previous financial statement information was prepared in accordance with US GAAP for the years ended December 31, 2019, and 2020, and the interim periods of 2020 and the first quarter of 2021.  Prior to that the Company had reported its financial statements pursuant to IFRS.

IFRS is based on a conceptual framework that is similar to US GAAP, however, differences exist in certain areas of recognition, measurement and disclosure. While the adoption of IFRS did not have an impact on reported cash flows, it did have an impact on the statements of financial position, statements of equity, and statements of loss and comprehensive loss.

The impact of these differences on the January 1, 2020 opening statement of financial position (the "Opening Balance Sheet"), as well as the December 31, 2020, and September 30, 2021 statements of equity, financial position, and the statements of loss and comprehensive loss for the year ended December 31, 2020 and the nine-months ended September 30, 2021 have been disclosed in the Interim Financial Statements.

The following is a discussion of more significant financial statement impacts on the Company's Interim Financial Statements.

a. RTO Transaction

Pursuant to US GAAP, the RTO Transaction, was measured at the carrying value of the net assets of Winwell that were acquired and liabilities assumed ($568,739), less RTO transaction costs ($321,268); the result of which was an adjustment through share capital, reducing equity by $247,471, with the RTO transaction costs recorded as a charge to accumulated deficit.

The recognition and accounting treatment of the RTO Transaction pursuant to IFRS is to adjust the value of consideration paid ($2,769,486) for the value of Winwell's net assets acquired and liabilities assumed ($568,739) in determining a non-cash "listing expense" of $2,200,747, recorded to the consolidated statement of loss and comprehensive loss during the year ended December 31, 2017.

The effect of Re-adoption on the Opening Balance Sheet was an increase to accumulated deficit by $2,522,015, with a corresponding and offsetting increase to the value of share capital.

b. Deferred tax attribution on acquisition of the Contact Properties

Pursuant to US GAAP, a deferred tax liability ("DTL") is recognized for all taxable temporary differences unless they arise from the initial recognition of goodwill. There is no exemption for the initial recognition of an asset or liability in a transaction that is not a business combination, and at the time of the transaction affects neither accounting profit nor taxable profit.  Accordingly, the carrying value of an asset acquired other than in a business combination is adjusted for the amount of the deferred tax recognized.

Using a recognized simultaneous equations method, the Company calculated a DTL (in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%)), on the respective values of the exploration property assets it has acquired (the "grossed-up value").

In the Clover Acquisition, the aggregate grossed-up value included a DTL of $2,149,915.

In subsequent periods the Company also made the following acquisitions, each of which include attribution of the DTL (determined at the date of each respective acquisition), recognized to the statement of financial position:

- Pony Spur:  On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property (now part of Pony Creek).  A DTL of $7,437 was recognized pursuant to the acquisition.

- Poker Flats: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Poker Flats property (now part of Dixie Flats). A DTL of $3,407 was recognized pursuant to the acquisition.

- Cobb Creek: On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first 3 of which have been paid.  A DTL of $8,213 was recognized pursuant to the acquisition.

- Lumps, Umps & East Bailey:  On February 6, 2018, the Company acquired claim blocks known as the Lumps, Umps & East Bailey, which are contiguous to Pony Creek. A DTL of $8,260 was recognized pursuant to the acquisition.

- Green Springs:  On July 23, 2019, the Company entered into the Green Springs Option securing an option to purchase a 100% interest in the Green Springs property.  The Company issued consideration in Contact Shares and cash upon entering into the agreement, and subsequently issued additional Contact Shares in satisfaction of the first anniversary payment. A DTL of $23,083 was recognized pursuant to the acquisition.

In IFRS, a DTL is recognized for a temporary difference, except to the extent the DTL arises from:

  the initial recognition of goodwill; or
  the initial recognition of an asset or liability in a transaction that:

- is not a business combination; and

- at the time of the transaction, affects neither accounting profit nor taxable profit.

Accordingly, the grossed-up value is not reflected on the value of the Contact Properties determined under IFRS.

The Company recognized an impairment loss on the statement of loss and comprehensive loss on certain of the Contact Properties further to a decision to dispose or abandon a particular mineral property.  The amount of such impairment reflected the grossed-up value.

A list of such impairment charges and the different amounts recognized upon Re-adoption follows:

- Golden Cloud, and Santa Renia: On November 27, 2018, the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada.  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018 in its US GAAP financial statements.  An additional impairment amount of $132,790 relating to deferred taxes (US GAAP) was treated as a tax recovery recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Woodruff: During the year ended December 31, 2018, the Company determined to impair those exploration property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $4,483 relating to deferred taxes which was treated as a tax recovery recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dry Hills, and Rock Horse:  During the six-month period ended June 30, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 in its US GAAP financial statements to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $69,072 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dixie Flats and North Star:  On January 11, 2021, Clover granted an arms' length private company the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties. The Company determined to write-down the value of North Star by $616,475 in its US GAAP financial statements to $nil, and Dixie Flats by $2,757,688 to $776,888. The impairment recognized pursuant to US GAAP, includes an additional amount of $175,965 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Wilson Peak: As a consequence of the Wilson Peak Option, on November 20, 2020, the Company recognized a write-down to the value of Wilson Peak of $412,827, with an additional amount of $21,167 relating to deferred taxes written-off, and treated as a tax recovery in its US GAAP financial statements.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Hot Creek, Rock Creek, and Sno:  The write-down recognised on the value of Wilson Peak gave rise to a write-down in its US GAAP financial statements to the values of the Hot Creek, Rock Creek, and Sno properties of $3,013,326, in aggregate, with an additional amount of $163,066 relating to deferred taxes, and treated as a tax recovery. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

The aggregate deferred tax-related impact of Re-adoption, as reflected on the Opening Balance Sheet is (i) a decrease to the carrying value of the Contact Properties; (ii) a decrease to accumulated deficit with the aggregate tax recovery recognized; and (iii) a decrease to the value of the deferred tax balance disclosed in the financial statement tax note.

c. Reclamation obligations and other provisions and contingencies

US GAAP requires the discount rate to be used to depend upon the nature of the provision. However, when a provision is measured at fair value, the time value of money and the risks specific to the liability should be considered.

In IFRS the discount rate used should be a pre-tax discount rate that reflects current market assessments of the time value of money, and risks specific to the liability that have not been reflected in the best estimate of the expenditure. The increase in the provision due to the passage of time is recognized as an interest expense.

There was no impact on Re-adoption.

d. Income and loss per share

Income and loss per common share is calculated in US GAAP by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on preferred shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of common shares outstanding during the period.

Under IFRS, the inclusion of accumulated dividends on preferred shares is not included; and accordingly the income or loss per share differs than that reported under US GAAP.

Known Trends and Uncertainties

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in the Company's AIF.  There are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this MD&A there is also a significant amount of uncertainty and economic disruption caused by the global COVID-19 outbreak that has had a volatile and unpredictable impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV and the OTCQB. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the COVID-19 outbreak;

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Green Springs, Pony Creek, or any of the other Contact Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after a public offering or private placement of securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" in the Company's AIF.

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Additional disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning Contact Gold's general and administrative expenses and mineral exploration property costs are provided in the statements of loss and comprehensive loss and notes to the Interim Financial Statements.  These financial statements are available on Contact Gold's website at www.contactgold.com or on its SEDAR profile accessed through www.sedar.com.

Off Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Related Party Transactions

Refer to disclosure in the Interim Financial Statements.

Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests, or that any of the Contact Properties can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

Additional Information

For further information regarding Contact Gold, refer to those continuous disclosure filings made with the Canadian securities regulatory authorities available under Contact Gold's profile on SEDAR at www.sedar.com.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

Approval

The Board has approved the disclosure contained in this MD&A. A copy of this MD&A will be provided to anyone who requests it of us, and will be posted to Contact Gold's website at www.contactgold.com.

(signed) "Matthew Lennox-King"	(signed) "John Wenger"
Matthew Lennox-King	John Wenger
President & Chief Executive Officer	Chief Financial Officer & VP Strategy

November 18, 2021